UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE CHEMOURS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1007 Market Street Wilmington, Delaware 19801

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

2025 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement Supplement, dated March 20, 2025 (this “Supplement”), supplements the Definitive Proxy Statement of The Chemours Company (“Chemours” or the “Company”) filed with the Securities and Exchange Commission on March 20, 2025 (the “Proxy Statement”), relating to the Annual Meeting of Shareholders of the Company to be held on April 22, 2025 in a virtual meeting format only.

The purpose of this Supplement is to correct an error in the beneficial ownership information of the Company’s directors, nominees and executive officers, as a group, as reported in the beneficial ownership table included on pages 45 and 46 of the Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Accordingly, the Proxy Statement disclosure under the heading “Security Ownership of Certain Beneficial Owners and Management” is amended and replaced in its entirety with the following disclosure. Except for the information in this Supplement regarding the disclosure under the heading “Security Ownership of Certain Beneficial Owners and Management,” all information set forth in the Proxy Statement remains unchanged.

Security Ownership of Certain Beneficial Owners and Management

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of Chemours’ common stock as of February 28, 2025 by each of the Company’s directors and nominees, NEOs, and all directors, nominees and executive officers as a group.

Amount and nature of beneficial ownership:

Name of Beneficial Owner	Direct(1)	Indirect(2)	Right to Acquire(3)	Total	Percent of Class
Denise Dignam	19,067	—	93,127	112,194	*
Shane Hostetter	—	—	—	—	*
Kristine M. Wellman	20,627	—	66,853	87,480	*
Joseph Martinko	4,464	—	33,408	37,872	*
Gerardo Familiar	5,831	—	31,502	37,333	*
Curtis V. Anastasio	—	3,500	79,049	82,549	*
George R. Brokaw(4)	—	—	—	—	*
Alister Cowan	10,200	—	11,534	21,734	*
Mary B. Cranston	11,381	—	73,782	85,163	*
Dawn L. Farrell	4,543	—	77,649	82,192	*
Pamela F. Fletcher	—	—	10,291	10,291	*
Erin N. Kane	—	—	50,226	50,226	*
Joseph D. Kava(4)	—	—	—	—	*
Sean D. Keohane	5,858	—	43,169	49,027	*
Courtney Mather(4)(5)	—	—	—	—	*
Guillaume Pepy	8,253	—	12,738	20,991	*
Livingston L. Satterthwaite	—	—	8,782	8,782	*
Leslie M. Turner(4)	—	—	—	—	*
Matthew Abbott(6)	29,119	—	39,789	68,908	*
Mark E. Newman(7)	66,487	790	746,997	814,274	*
Jonathan Lock(8)	—	—	89,184	89,184	*
Directors, nominees and executive officers, as a group (20 persons)	105,265	3,500	673,143	781,908	*

*	Indicates ownership of less than 1% of the outstanding shares of Chemours common stock. Each of the Company’s executive officers, directors and nominees may be contacted at 1007 Market Street, Wilmington, DE 19801.
(1)	Shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account.
(2)	Shares over which directors, nominees and executive officers may be deemed to have or share voting or investment power, including shares owned by trusts and certain relatives.
(3)	Shares which directors and executive officers had a right to acquire beneficial ownership of within 60 days from February 28, 2025, through the exercise of stock options or through the conversion of stock units held under the Company’s equity-based compensation plans.
(4)	Mr. Kava was appointed to the Board on January 3, 2025, Ms. Turner was appointed to the Board effective February 19, 2025, and Messrs. Brokaw and Mather are Director nominees. As such, none of these individuals beneficially own any common stock.
(5)	Mr. Mather is an officer of Vision One Management Partners, LP or one of its affiliates (collectively, “Vision One”). Mr. Mather disclaims beneficial ownership of the 1,558,498 shares of common stock of the Company beneficially owned by Vision One.
(6)	In early 2025, Mr. Abbott resigned from his officer position with the Company, effective February 3, 2025.
(7)	Mr. Newman resigned from his officer and director positions with the Company, effective as of March 22, 2024.
(8)	Mr. Lock resigned from his officer position with the Company, effective as of April 23, 2024.

SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS

The following table sets forth, as of December 31, 2024, information regarding ownership of Chemours common stock by any entity or person, to the extent known by us or ascertainable from public filings, that is the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(4)
BlackRock, Inc(1) 50 Hudson Yards New York, NY 10001 55 East 52nd Street	16,512,174	11.05%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	16,028,054	10.73%
FMR LLC(3) New York, NY 10055 245 Summer Street Boston, MA 02210	15,258,748.68	10.21%

(1)	Based solely on a Schedule 13G/A regarding holdings in Chemours common stock filed with the SEC on January 24, 2024, BlackRock, Inc. reported that it had sole voting power with respect to 15,889,853 shares and sole dispositive power with respect to 16,512,174 shares as of December 31, 2023.
(2)	Based solely on a Schedule 13G/A regarding holdings in Chemours common stock filed with the SEC on February 13, 2024, The Vanguard Group reported that it had shared voting power with respect to 50,650 shares, sole dispositive power with respect to 15,836,334 shares, and shared dispositive power with respect to 191,720 shares as of December 29, 2023.
(3)	Based solely on a Schedule 13G/A regarding holdings in Chemours common stock filed with the SEC on February 7, 2025, FMR LLC reported that it had sole voting power with respect to 14,729,719.44 shares and sole dispositive power with respect to 15,258,748.68 shares as of January 31, 2025.

(4) Ownership percentages based on 149,440,788 shares outstanding as of February 12, 2025.

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